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EXHIBIT 99.5(r)

Addendum to Portfolio Management Agreement
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                 ADDENDUM TO THE PORTFOLIO MANAGEMENT AGREEMENT

          The Portfolio Management Agreement ("Agreement") made the 1st day of June, 1997, between Pacific Life Insurance Company ("Pacific Life"), a life insurance company domiciled in California, Morgan Stanley Asset Management Inc. ("Morgan Stanley", "Portfolio Manager"), a Delaware corporation, and Pacific Select Fund (the "Fund"), a Massachusetts Business Trust, is hereby amended as set forth in this Addendum to the Portfolio Management Agreement, which is dated as of ___________________, 1998.

          WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company; and

          WHEREAS, the Fund offers shares in several Portfolios, one of which is designated the International Portfolio; and

          WHEREAS, pursuant to the Agreement, Pacific Life and the Fund have appointed Morgan Stanley as Portfolio Manager to the International Portfolio and Morgan Stanley has accepted such appointment; and

          WHEREAS, the Fund intends to establish an additional Portfolio to be designated as the REIT Portfolio; and

          WHEREAS, the Pacific Life and the Fund desire to appoint Morgan Stanley as Portfolio Manager to the REIT Portfolio under the provisions set forth in the Agreement and in this Addendum; and

          WHEREAS, the Portfolio Manager is willing to accept such appointment;

          NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

               1. In addition to its responsibilities as specified in the Agreement, the Fund hereby appoints the Portfolio Manager to act as Portfolio Manager with respect to the REIT Portfolio which, in addition to all other Portfolios previously established, shall be deemed one of the Portfolios under the Agreement, subject to the terms and conditions as specified in the Agreement, including the Fee Schedule of the Agreement as amended by this Addendum.

               2.  The Fee Schedule of the Agreement is amended to read as follows:
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                              PACIFIC SELECT FUND
                                  FEE SCHEDULE
                        MORGAN STANLEY ASSET MANAGEMENT

               Portfolio:  International Portfolio

     Fee:

     The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of the International Portfolio at an annual rate equal to:

                       0.35% on the first $100 million


               Portfolio:  REIT Portfolio

     Fee:

     The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of the REIT Portfolio at an annual rate equal to:

               0.60%  on the first $100 million
               0.45% on the next $150 million
               0.40% on the next $250 million
               0.35% on the next $500 million
               0.30% on excess

     These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     This Addendum shall take effect on _________________, 1998.
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     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first indicated above.


                                          PACIFIC LIFE INSURANCE COMPANY


Attest:    /s/ Audrey L. Milfs            By:    /s/  Thomas C. Sutton
------------------------------------         ----------------------------------
Title:     Secretary                      Title: Chairman of the Board and
                                                 Chief Executive Officer

                                          MORGAN STANLEY ASSET MANAGEMENT INC.



Attest:    /s/                            By:    /s/  Marna C. Whittington
------------------------------------         ----------------------------------
Title:                                    Title: Managing Director


                                          PACIFIC SELECT FUND


Attest:    /s/ Audrey L. Milfs            By:    /s/ Thomas C. Sutton
------------------------------------         ----------------------------------
Title:     Secretary                      Title: Chairman of the Board, Trustee
                                                 and President